Exhibit 12.  Computation of Ratios

Ratio of Earnings to Fixed Charges

Dollars in millions	Years ended December 31, 2011	2010	2009	2008	2007
Earnings available for fixed charges
Income from continuing operations before provision for Income taxes and cumulative effect of accounting changes	$8,012.2	$7,000.3	$6,487.0	$6,158.0	$3,572.1	(1)
Noncontrolling interest expense in operating results of majority-owned subsidiaries, including fixed charges related to redeemable preferred stock, less equity in undistributed operating results of less than 50%-owned affiliates	13.3	10.4	7.5	10.7	7.2
Income tax provision (benefit) of 50%-owned affiliates included in income from continuing operations before provision for income taxes	65.5	28.7	47.7	30.0	22.4
Portion of rent charges (after reduction for rental income from subleased properties) considered to be representative of interest factors*	339.4	315.4	302.8	321.3	312.8
Interest expense, amortization of debt discount and issuance costs, and depreciation of capitalized interest*	520.5	479.1	504.5	556.8	442.7
	$8,950.9	$7,833.9	$7,349.5	$7,076.8	$4,357.2
Fixed charges
Portion of rent charges (after reduction for rental income from subleased properties) considered to be representative of interest factors*	$ 339.4	$ 315.4	$ 302.8	$ 321.3	$ 312.8
Interest expense, amortization of debt discount and issuance costs, and fixed charges related to redeemable preferred stock*	503.0	461.5	486.9	539.7	425.9
Capitalized interest*	14.0	12.0	11.9	12.5	7.0
	$ 856.4	$ 788.9	$ 801.6	$ 873.5	$ 745.7
Ratio of earnings to fixed charges	10.45	9.93	9.17	8.10	5.84

*	Includes amounts of the Company and its majority-owned subsidiaries, and one-half of the amounts of 50%-owned affiliates. The Company records interest expense on unrecognized tax benefits in the provision for income taxes. This interest is not included in the computation of fixed charges.

(1)	Includes pretax charges of $1.7 billion primarily related to impairment in connection with the 2007 Latin America developmental license transaction.

Return on Average Assets

Dollars in millions	Years ended December 31, 2011	2010	2009
Operating income	$ 8,529.7	$ 7,473.1	$ 6,841.0
Average assets(1)	$32,861.1	$30,294.9	$29,249.0
Return on average assets	26.0%	24.7%	23.4%

(1)	Represents the average of the month-end balances of total assets for the past 13 months.

Return on Average Common Equity

Dollars in millions	Years ended December 31, 2011	2010	2009
Net income	$ 5,503.1	$ 4,946.3	$ 4,551.0
Shareholder’s equity(1)	$14,585.4	$14,021.9	$13,376.2
Return on average common equity	37.7%	35.3%	34.0%

(1)	Represents the average of the month-end balances of shareholder’s equity for the past 13 months.

Fixed-rate Debt as a Percent of Total Debt

Dollars in millions	Years ended December 31, 2011	2010	2009
Total debt obligations	$12,500.4	$11,505.3	$10,578.4
Fair value adjustments(1)	55.9	77.4	79.6
Debt obligations before fair value adjustments	$12,444.5	$11,427.9	$10,498.8
Fixed-rate debt(2)	$ 8,562.3	$ 7,546.5	$ 7,184.6
Fixed-rate debt as a percent of total debt	69%	66%	68%

(1)	Reflects adjustments to the carrying value of debt obligations related to fair value hedges. These adjustments are excluded as they do not affect the amount of obligations at maturity. See Debt financing note to the consolidated financial statements.

(2)	Includes the effect of interest rate swaps.

Foreign Currency-denominated Debt as a Percent of Total Debt

Dollars in millions	Years ended December 31, 2011	2010	2009
Total debt obligations	$12,500.4	$11,505.3	$10,578.4
Fair value adjustments(1)	55.9	77.4	79.6
Debt obligations before fair value adjustments	$12,444.5	$11,427.9	$10,498.8
Foreign currency-denominated debt	$ 5,005.3	$ 4,719.9	$ 4,521.2
Foreign currency-denominated debt as a percent of total debt	40%	41%	43%

(1)	Reflects adjustments to the carrying value of debt obligations related to fair value hedges. These adjustments are excluded as they do not affect the amount of obligations at maturity. See Debt financing note to the consolidated financial statements.

Total Debt as a Percent of Total Capitalization

Dollars in millions	Years ended December 31, 2011	2010	2009
Total debt obligations	$12,500.4	$11,505.3	$10,578.4
Fair value adjustments(1)	55.9	77.4	79.6
Debt obligations before fair value adjustments	$12,444.5	$11,427.9	$10,498.8
Total capitalization(2)	$26,834.7	$26,062.1	$24,532.7
Total debt as a percent of total capitalization	46%	44%	43%

(1)	Reflects adjustments to the carrying value of debt obligations related to fair value hedges. These adjustments are excluded as they do not affect the amount of obligations at maturity. See Debt financing note to the consolidated financial statements.

(2)	Total capitalization represents debt obligations before fair value adjustments and total shareholders’ equity.

Cash Provided by Operations as a Percent of Total Debt

Dollars in millions	Years ended December 31, 2011	2010	2009
Total debt	$12,500.4	$11,505.3	$10,578.4
Fair value adjustments(1)	55.9	77.4	79.6
Debt obligations before fair value adjustments	$12,444.5	$11,427.9	$10,498.8
Cash provided by operations	$ 7,150.1	$ 6,341.6	$ 5,751.0
Cash provided by operations as a percent of total debt	57%	55%	55%

(1)	Reflects adjustments to the carrying value of debt obligations related to fair value hedges. These adjustments are excluded as they do not affect the amount of obligations at maturity. See Debt financing note to the consolidated financial statements.

Return on Incremental Invested Capital (ROIIC)

See Part II, Item 7, page 25 of this Form 10-K for the calculation.